UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2013

UWHARRIE CAPITAL CORP

(Exact name of Registrant as specified in its charter)

North Carolina	000-22062	56-1814206
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

132 NORTH FIRST STREET, ALBEMARLE, NC	28001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 982-4415

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2013, the Uwharrie Capital Corp Board of Directors announced that Roy David Beaver III was appointed as Chief Financial Officer effective immediately. Mr. Beaver, age 30, began his employment with the Registrant in June of 2005 and currently serves as Senior Vice-President, Principal Financial Officer, Controller and Treasurer for the Registrant.

In 2005, David graduated from Pfeiffer University, Magna Cum Laude, with a B.S. in Accounting and Business Administration with a concentration in Finance and a minor in Marketing.

Immediately following graduation, David returned home to Albemarle, NC, and began working full time as a Financial Accountant for Uwharrie Capital Corp (UCC), a multibank holding company. In May of 2007, he was named Asset Liability Manager, and then Assistant Vice President of Finance in March of 2009. In July of 2011, he was named Vice President of Finance and Controller/Treasurer. In January of 2013, upon the retirement of Robert O. Bratton, Chief Financial Officer, David was named Senior Vice President and Principal Financial Officer.

His primary focus during this time has been Asset Liability Management and managing the investment portfolio of the company. As Controller and manager of the Accounting department, he has recently been focused on operational efficiencies and system or process automation. As Chief Financial Officer, David will be responsible for the overall management of the finance and accounting functions, internal and external reporting, and for immediate and long-range strategic planning and performance for the organization.

David graduated from Bond Math University in March 2007 and Principals of Performance Advanced Program of Bond Mathematics in May 2008. He earned the American Institute of Banking Bank Financial Management Diploma, in June 2011 through the American Bankers Association. David began teaching for the North Carolina Bankers Association Graduate School of Banking (Junior Class) Bank Simulation Model (Asset Liability Management and Cash/Treasury Functions) in 2012. He is currently in the process of completing his MBA from East Carolina University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWHARRIE CAPITAL CORP

By:	/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Dated: June 20, 2013